Exhibit (p)(1)

BROOKFIELD PERSONAL TRADING POLICY 1

Table of Contents

INTRODUCTION	3
CONSEQUENCES OF NON-COMPLIANCE	4
APPLICATION OF THIS POLICY	4
COMMUNICATION AND REPORTING	4
PART I – GENERAL PROHIBITIONS APPLICABLE TO ACCESS PERSONS	5
1. Securities Laws	5
2. Prohibited Securities	8
PART II – ADDITIONAL RULES FOR ACCESS PERSONS	10
1. Personal Trading	10
2. Internal Reporting Obligations	11
PART III – REVIEW BY THE BOARD OF DIRECTORS	13
PART IV – ADDITIONAL RULES APPLICABLE TO DIRECTORS	13
PART V – MISCELLANEOUS	13
APPENDIX A, Compliance and Legal Contract Information	15
APPENDIX B, Associated Companies and Entities	16
APPENDIX C, Insider Reporting Guidelines	18
APPENDIX D, Reportable Accounts	19
APPENDIX E, Wrapper to Personal Trade Policy	20

BROOKFIELD PERSONAL TRADING POLICY 2

INTRODUCTION

This Personal Trading Policy (this “Policy”) applies to all directors, officers, employees, trustees and advisory persons1 (collectively, “Access Persons”) of Brookfield Public Securities Group LLC (collectively, “PSG” “we”, “us”, “our” or the “Company”).

Note that the activities of your spouse, partner and family members who live in the same dwelling as you (collectively, “Family Members”) are also subject to the restrictions set out in this Policy. You are responsible for ensuring compliance by your Family Members. When in doubt about the potential application of this Code to your Family Members, please contact the compliance department.

The objective of this Policy is to provide guidance on when it is permissible for Access Persons of the Company, and their Family Members, to trade in securities2 for their respective personal accounts (and accounts over which they have trading authority or exercise similar influence), when such actions are prohibited, and the protocol to be followed when personal trading is conducted. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby you, your Family Members and/or the Company could be harmed through damaged reputation or legal action.

For the purposes of this Policy, your personal trading activities are considered to include your own trading activities and those of your Family Members, as well as activities in any other account(s) over which you and/or your Family Members have trading authority or exercise similar influence other than in the course of employment (e.g. this Policy applies to your activities as the treasurer or investment officer of a charitable organization or foundation or acting as an informal investment advisor for relatives, friends or investment clubs).

This Policy applies both (i) during your tenure with the Company, and (ii) after the completion or termination of such service to the Company to the extent that you possess material non-public information (as defined below) at the time such service is completed.

If you have questions regarding the application of this Policy or about the best course of action in a situation, you should seek guidance from the Company’s internal legal counsel or compliance department (See Appendix A).

[1]	Advisory person means any employee of PSG or of any company in a control relationship to PSG, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by PSG clients or obtains information regarding the portfolio holdings of any reportable fund, or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with PSG who obtains information regarding the purchase or sale of securities or information regarding the portfolio holdings of any reportable fund.

[2]	Securities include, but are not limited to, common shares, preferred shares, notes, bonds, convertible securities, rights, warrants, derivatives, units of partnerships and limited liability companies and other interests that may, from time to time, determined to be securities under the US federal securities laws.

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CONSEQUENCES OF NON-COMPLIANCE

As is the case with policies of this nature, it is important to use common sense. If a securities trade becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight and may expose you to the risk that the trade was improper, either because a real or perceived conflict of interest existed, the trade violated securities laws, or otherwise. Before engaging in any trade, you should carefully consider how the trade may be construed with the benefit of hindsight.

Violations of this Policy can have severe consequences. Any violation of this Policy shall be subject to the imposition of such sanctions by the Chief Compliance Officer3 as the Chief Compliance Officer deems appropriate under the circumstances to achieve the purposes of this Policy, provided, however, if the sanctions include suspension or termination of employment, such suspension or termination must be approved by the Board of Directors or comparable body/committee of the Company.

If you (or a Family Member) trade contrary to what is permitted in this Policy, or fail to pre-clear a trade when required, you may be asked to cancel or reverse the trade, and/or your trading privileges may be suspended for a specified amount of time or permanently. If required to reverse or cancel a trade, you (or a Family Member), would be responsible for any trading losses, while the Company reserves the right to compel you (or a Family Member) to forfeit any trading gains to the Company. A trading violation could also result in disciplinary action up to and including dismissal for cause, depending upon the severity of the violation.

Additionally, the criminal and civil consequences of violating securities laws such as the prohibitions on insider trading and “tipping” (see Part I, Section 1.b below), or a failure to file an insider report on a timely basis, can be severe and may include sanctions, substantial jail terms and penalties of several times the amount of profits gained, or losses avoided. The Company’s policy is that its directors, officers and employees must comply with all securities laws, so in addition to the legal consequences associated with breaching securities laws, the Company reserves the right to take its own actions.

For your protection, the Company strongly encourages you and your Family Members to consider having your personal financial investments managed through blind trusts or by third party professional financial advisors who have full discretion over the investment decisions for the account.

APPLICATION OF THIS POLICY

Access Persons are required to conduct personal trading activities in compliance with securities laws, Brookfield’s Code of Business Conduct and Ethics and this Policy.

COMMUNICATION AND REPORTING

Upon joining the Company, you will be provided with a copy of this Policy and will be asked to certify compliance with this Policy on an annual basis. You may also have ongoing internal or external reporting obligations, as noted in this Policy.

[3]	The Chief Compliance Officer is the person designated by the Company’s Board of Directors or comparable body/committee to monitor the overall compliance with this Personal Trading Policy.

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Part I – General Prohibitions Applicable to Access Persons

1.	Securities Laws

a)	Insider Trading

As a rule, if you have “material” “non-public” information about any entity, and if you directly or indirectly through any person acting on your behalf, buy or sell securities of that entity before the information is public or no longer material, then you will have violated securities laws. Such trades are therefore not permitted under this Policy.

Information about an entity is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities.

Information is “non-public” until it has been generally disclosed and adequate time has passed for the securities markets to digest the information.

Common examples of material non-public information include: (i) advance notice of changes in senior management; (ii) unannounced mergers or acquisitions; (iii) significant pending or threatened litigation; and (iv) non-public financial results.

If you are not sure whether information is material or non-public, consult with the Company’s internal legal counsel or compliance department for guidance before engaging in a transaction.

b)	Tipping

“Tipping” arises when you disclose material non-public information about any publicly-traded entity to another person and that person either: (i) trades in a security related to the information that you provided; or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material non-public information to others outside the Company, including relatives and friends. You should also refrain from discussing material non-public information with others within the Company unless they have a business need to know this information.

c)	Trading Advice

If you have material non-public information about the Company or an entity with which the Company does business, or may do business with, or the Company has invested in, you are not permitted to give trading advice of any kind to anyone outside the Company, including relatives or friends, while in possession of that information.

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d)	Trading During a Trading Blackout Period

You are not permitted to, directly or indirectly through any person acting on your behalf, buy or sell securities or funds of the Company, Brookfield Asset Management Ltd., Brookfield Asset Management ULC, Brookfield Corporation, Brookfield Corporation’s perpetual affiliates,4 and Brookfield Reinsurance Ltd., and their affiliates (collectively, “Brookfield Securities” and each a “Brookfield Security”), during a trading blackout period. Trading blackout periods apply to all Access Persons and generally occur during periods when financial statements are being prepared but results have not yet been generally disclosed. Also, from time to time, other types of material non-public information regarding Brookfield (such as negotiations of mergers, acquisitions or dispositions) may be pending and not be publicly disclosed. While such information is pending, special blackout periods may also be imposed on Access Persons.

The prohibition on trading during a blackout period also applies to any securities issued pursuant to Brookfield’s automatic dividend reinvestment plan (“DRIP”). An Access Person may not make any election under the DRIP during a blackout period, including an election to enter into the DRIP or exit the DRIP. Individuals seeking to participate in the DRIP must elect to enter into the DRIP during a non-blackout period and may only elect to exit the DRIP during a non-blackout period.

Regular blackout periods generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Blackout periods may also be prescribed from time to time as a result of special circumstances relating to Brookfield. When Brookfield imposes a trading blackout on a security, no Access Person is permitted to trade in the blacked out Brookfield Security until the restriction has been lifted. Consult internal legal counsel or the compliance department for information on whether a blackout is in effect on one of Brookfield’s Securities.

Although you are prohibited from exercising stock options for cash during a blackout period, you are not prohibited from exercising stock options during a blackout period if such exercise results in you owning Brookfield securities, since the “strike price” does not vary with the market but is fixed by the terms of the option agreement or the plan. Upon the acquisition of such securities, you are then subject to the applicable blackout period. Notwithstanding the foregoing, Reporting Insiders (as defined below in Part II herein) may not exercise options during a blackout period for reputational reasons.

In certain very limited circumstances, you may be permitted to sell Brookfield securities directly to Brookfield (or a Brookfield entity, as applicable) during a blackout period, subject to a limitation that the price is not greater than the average closing price over the preceding 20 trading days, or to otherwise trade in such securities during a blackout period. These transactions will be permitted only in special circumstances and must be approved in advance by the Chief Compliance Officer and either the Chief Executive Officer (“CEO”), President (“President”) or Chief Financial Officer (“CFO”) of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate).

4 Perpetual affiliates means: Brookfield Business Partners LP (“BBU”), Brookfield Infrastructure Partners LP (“BIP”), Brookfield Property Partners LP (“BPY”), Brookfield Renewable Partners LP (“BEP”), Brookfield Business Corporation (“BBUC”), Brookfield Infrastructure Corporation (“BIPC”), and Brookfield Renewable Corporation (“BEPC”).

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e)	Other Prohibited Transactions

•	Hedging Transactions – You are prohibited from selling short any Brookfield Securities, including but not limited to securities of the Brookfield associated companies and issuers listed in Appendix B, or buying or selling call or put options or other derivatives in respect of Brookfield Securities. You are also prohibited from entering into other transactions which have the effect of hedging the economic value of any direct or indirect interests in Brookfield’s common equity. This prohibition includes your participation in Brookfield’s long-term stock ownership plans unless such transactions are executed and disclosed in full compliance with all applicable regulations and have been previously approved by the Chief Compliance Officer and either the CEO or CFO of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate, the Governance and Nominating Committee of the Board.

•	Short-term Trading – You may not purchase or sell Brookfield Securities with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the market price of the securities (as opposed to purchasing or selling Brookfield Securities as part of a long term investment program). Once purchased, a Brookfield Security must be held for at least 90 days from the date of the trade unless acquired pursuant to the exercise of rights under a stock option plan. Similarly, once sold, a Brookfield Security must not be repurchased for at least 90 days from the date of the trade unless acquired pursuant to a grant under an executive compensation plan.

•	Pledging of Securities – Brookfield Securities must not be pledged as collateral for a loan unless such transactions are executed and disclosed in full compliance with all applicable regulations and have been previously approved by the Chief Compliance Officer and either the CEO or CFO of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate, the Governance and Nominating Committee of the Brookfield Board.

•	“Phantom” Stock Options – Brookfield may, from time to time, establish so-called “phantom” option plans, where an individual may be eligible to receive a cash bonus based on the value of a stated number of Brookfield’s securities at any specified period of time. No individual may exercise entitlements under a “phantom” stock option plan during a blackout period unless permitted by the CEO, President or CFO of the Manager (or, in the case of “phantom” stock option plan of Brookfield Corporation, Brookfield Corporation’s perpetual affiliates, and Brookfield Reinsurance Ltd., the CEO or CFO of such relevant entity) in accordance with this Policy.

•	“Deferred Share Units” / “Restricted Share Units” – Although Deferred Share Units and Restricted Share Units of Brookfield (collectively, “Units”) are not technically securities, for reputational reasons Units are subject to all the same restrictions as Brookfield securities. Therefore, no individual may hedge against their Units, or pledge their Units as collateral for a loan without the approval of the CEO, President or CFO of Brookfield Asset Management Ltd. (or, in the case of the securities of Brookfield Corporation, Brookfield Corporation’s perpetual affiliates, and Brookfield Reinsurance Ltd., the CEO or CFO of such relevant entity). Additionally, ordinarily Units are valued for cash payment on the date an individual leaves Brookfield; however, Units will not be valued for cash payment while the Brookfield entity associated with the Units is in a restricted period and will be valued as soon as practicable following the end of such period.

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2.	Prohibited Securities

Effective November 1, 2015, Access Persons and their Family Members are prohibited from conducting personal securities transactions in “Marketable Securities” at any time. Marketable Securities include:

•	Stocks

•	Warrants

•	Rights

•	Options

•	Corporate Bonds and Debentures

•	Single Stock ETFs

Marketable Securities do not include the securities that are enumerated in Part II Section 1. C. herein, or Brookfield Securities.

Access Persons and their Family Members may delegate any such activity in Marketable Securities to: (i) a blind trust; or (ii) a professional third party financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information (together, an “Authorized Blind Trust/Authorized Third Party Financial Advisor”). Once an Access Person and/or their Family Member(s) has appropriately delegated any and all investment discretion related to a brokerage account and the securities in such brokerage account to an “Authorized Blind Trust/Authorized Third Party Financial Advisor and provided appropriate supporting documentation and information to the PSG Compliance Team, then the Access Person and/or their Family Member(s) would not be subject to any pre-clearance obligation regarding any proposed transaction in any security in such brokerage account (nor would the Authorized Blind Trust/Authorized Third Party Financial Adviser be subject to any pre-clearance obligation related to a proposed transactions in a security in the brokerage account) so long as neither the employee and/or their Family Member(s) nor the Authorized Blind Trust/Authorized Third Party Financial Advisor discussed any potential transaction(s) regarding the brokerage account and/or any security held in the account or proposed to be purchased for the account (collectively, “Discussion Regarding A Proposed Securities Transaction”). If there is a Discussion Regarding a Proposed Securities Transaction, then the brokerage account and all trading in Marketable Securities in that account would then be subject to all requirements of this Persona Trading Policy including the requirement to pre-clear all securities transactions and the prohibition on the purchase of shares of Marketable Securities. Please see Part II – Additional Rules for Access Persons below.

An Access Person may contact the Chief Compliance Officer or his designee to request an exemption on behalf of his or her Family Member(s) only to permit such Family Member(s) to trade in Marketable Securities, which, if granted, will be noted in the Access Person’s file. The Company reserves the right not to approve an exemption request.

The following is a non-exhaustive list of factors that will be considered by PSG Compliance in determining whether to grant an exemption:

(a)	A Family Member is employed or otherwise affiliated with an issuer of Marketable Securities (e.g., a Family Member is employed by a bank and seeks to trade in securities issued by the bank or its affiliates); or

(b)	A Family Member has a primary occupation in professional investment management and/or securities trading in Marketable Securities which involves the provision of investment advice and securities trading on behalf of non-Family Member third-parties (alongside a limited amount of the Family Member’s own funds other than the Access Person(s)) in such capacity or capacities.

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In receiving an exemption, an Access Person will be required to certify periodically to the Company that the Access Person: (i) has not shared any securities information with the Family Member trading in Marketable Securities; and (ii) has no involvement in the trading of Marketable Securities by the Family Member.

In the event that an exemption is granted under (b) above, an Access Person must pre-clear all personal trades in Marketable Securities made by an exempt Family Member and provide copies of account statements for the accounts in which such trades are made unless otherwise exempted from such requirements by the Chief Compliance Officer or his designee. Approved transactions must be executed by the end of the second (2nd) business day following the receipt of such approval. Securities in connection with an initial public offering or private placement also require pre-clearance, approval for which will be granted or denied within 24 hours of the request being submitted and may involve an additional request for information from the Chief Compliance Officer or his designee. Failure to abide by the terms of any exemption, including any failure(s) to pre-clear proposed transactions or Reportable Accounts, may result, in the discretion of the PSG Chief Compliance Officer, the revocation of any exemption in whole or in part.

Access Persons and/or their Family Members may have ownership positions in Marketable Securities that predate November 1, 2015, joining the Company, and/or becoming an Access Person. In addition, subsequent to November 1, 2015, Access Persons and/or their Family Members may receive gifts or bequests of Marketable Securities. All such holdings of Marketable Securities must be disclosed to the Compliance Department as soon as practicable, if they have not been disclosed already, so that they may be recorded as grandfathered Marketable Securities. Should the Access Person or a Family Member want to sell one of these grandfathered Marketable Securities, pre-clearance approval must be sought through the Company’s automated trade approval system. Approved transactions must be executed by the end of the second business day following the receipt of such approval.

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Part II – Additional Rules for Access Persons

1. Personal Trading

The following additional rules govern the personal trading of all Access Persons:

a)	Blind Trusts/Discretionary Accounts

All Access Persons and their Family Members are permitted to enter into securities trades and are exempt from the pre-clearance obligations of this Policy if they are:

•	done in a blind trust (i.e., a trust in which you (and/or a Family Member) are a beneficiary but for which you do not receive any reporting and have no knowledge regarding investments); or

•	done in accounts managed on your (and/or a Family Member’s) behalf by a third party financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information.

Reporting Insiders may not hold Brookfield Securities in blind trusts or accounts managed on their behalf by a third party financial advisor, due to insider reporting requirements.

b)	Accounts Managed by the Company

Access Persons and their Family Members are required to pre-clear and obtain approval from the Chief Compliance Officer before establishing an investment management account to be managed by the Company. If approved, the Access Person must follow the reporting requirements set forth in Part II Section 2 herein.

c)	Permitted Securities

Transactions by Access Persons and their Family Members in the following types of securities (“Permitted Securities”) are exempt from the pre-clearance requirements of this Policy, provided that such securities are not convertible, exchangeable or exercisable for or into Marketable Securities (as defined below):

•	government securities, foreign or domestic;

•	municipal securities;

•	short-term instruments, such as certificates of deposit (“CDs”) and guaranteed investment certificates, of financial intermediaries including life insurance companies and banks where these instruments are purchased for holding to maturity;

•	banker’s acceptances, bank CDs, repurchase agreements or commercial paper of non- financial institutions with a maturity of 180 days or less where these instruments are purchased for holding to maturity;

•	purchases under DRIPs (discretionary DRIPs or stock purchase programs, however, must be precleared in accordance with this Policy);

•	open-end mutual funds (or the equivalent, including funds of funds) not managed or sub- advised by Brookfield or any Brookfield affiliate, including PSG;

•	closed-end mutual funds not managed or sub-advised by Brookfield or any Brookfield affiliate, including PSG;

•	exchange-traded funds or “ETFs” (e.g., iShares and comparable ETFs);

NOTE: Single Stock ETFs are not Permitted Securities.

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•	non-equity options (e.g., index funds);

•	foreign exchange securities (e.g., currency forwards);

•	commodity futures (e.g., oil, corn and sugar); and

•	insurance products in which underlying investment options are open-end mutual funds, ETFS or a Permissible Security enumerated above; and

•	529 College Savings Plans in which underlying investment options are open-end mutual funds, ETFs or a Permissible Security enumerated above.

All securities that are not: (i) enumerated above, or (ii) Brookfield Securities, are by definition Marketable Securities.

d)	Brookfield Securities

Transactions by Access Persons (and their Family Members) in Brookfield Securities are permitted, provided that all such trades in Brookfield Securities do not occur during any applicable blackout periods and are “pre-cleared”. If an Access Person wishes to execute an order in Brookfield Securities, they must submit a request for pre-clearance through the Company’s automated trade approval system (e.g., ComplySci). Approved transactions must be executed by the end of the second (2nd) business day following the receipt of such approval.

To seek to ensure the independence under the Investment Company Act of 1940 of non-employee directors and/or trustees of the Brookfield Funds (“Independent Directors/Trustees”), Independent Directors/Trustees shall be prohibited from purchasing Brookfield Securities.

Specific approval is also not required for transactions in either Brookfield Securities that are: (i) non-volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of a DRIP; or (iii) transactions related to the issuance of deferred compensation awards linked to Brookfield Securities or the settlement of such awards, so long as such settlement occurs in accordance with the terms of the underlying award agreement.

2. Internal Reporting Obligations

a)	Reportable Accounts

Access Persons are required to identify all of their Reportable Accounts (as defined in Appendix D) on the Company’s automated trade approval system so that trading activities in those accounts can be monitored and the Company can ensure that an Access Person has made trades in Brookfield Securities in accordance with this Policy, and that no trades have been made in Marketable Securities unless an exemption has been granted.

Access Persons must identify their Reportable Accounts within 10 days of being notified of such designation. Statements for each Reportable Account must be provided to the compliance department initially when an individual becomes an Access Person, and on an ongoing basis within 30 days of the quarter end. Access Persons are required to notify the compliance department when a Reportable Account is opened or closed. Access Persons may be asked to facilitate the provision of statements directly from the financial institution to the compliance department. Investments that are not held through a broker-dealer must be reported to the compliance department prior to any initial investment, or becoming an Access Person, and annually thereafter.

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For an Authorized Blind Trust or other discretionary brokerage account managed by an Authorized Third Party Financial Advisor reported by an Access Person to the Chief Compliance Officer, the Chief Compliance Officer shall obtain substantiating documentation from the broker- dealer or investment adviser managing the discretionary account confirming that the Access Person does not have direct or indirect influence over the account, including the ability to buy or sell securities.

b)	Insider Reporting

Certain Access Persons may be considered “reporting insiders” under applicable securities laws (“Reporting Insiders”) and are required to file insider reports. In general, Reporting Insiders are persons who hold certain Brookfield positions and those persons who both: (I) receive or have access, in the ordinary course, to material non-public information about Brookfield; and (ii) can exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of Brookfield. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer and others with similar levels of authority. Internal legal counsel maintains a list of all individuals who are considered Reporting Insiders for Brookfield and any publicly-traded controlled affiliates.

If you fall within the definition of a Reporting Insider, you must ensure that you comply with any applicable insider reporting requirements in respect of transactions in Brookfield Securities. A description of the relevant insider reporting guidelines is set out in Appendix C.

c)	Internal Reporting of Violations

All Access Persons must report matters involving violations of this Policy promptly to the Chief Compliance Officer. You can report a violation on a confidential or anonymous basis. The Company does not permit retaliation against Access Persons for reports submitted in good faith. Reports of violations will be investigated and appropriate actions will be taken by the Chief Compliance Officer.

d)	Certifications

Access Persons will be required to certify quarterly and annually that they, and their Family Members, have conformed to the requirements of this Policy.

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Part III – Review by the Board of Directors

At least annually, the Chief Compliance Officer shall report to the Board of Directors or comparable body/committee of the Company regarding:

i.	All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

ii.	Any recommended changes to this Policy; and

iii.	A summary of any violations, which occurred during the past year with respect to which significant remedial action was taken.

Part IV – Additional Rules Applicable to Directors

Transactions by Independent Directors/Trustees and their Family Members in the Brookfield funds5 must comply with the Wrapper to the Personal Trading Policy set forth in Appendix E herein.

Part V – Miscellaneous

1. ACCESS PERSONS

The Chief Compliance Officer will identify all Access Persons who are under a duty to make reports to the Company and will inform such persons of such duty. Any failure by the Chief Compliance Officer to notify any person of his or her duties under this Policy shall not relieve such person of his or her obligations hereunder.

2. RECORDS

The compliance department shall maintain records in a manner and to the extent set forth below, and shall be available for examination by regulatory agencies:

(a)	a copy of this Policy and any other policy which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)	a record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)	a copy of each report made pursuant to this Policy shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

5 Brookfield funds shall include the funds listed in the Wrapper to the Personal Trading Policy in Appendix E.

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(d)	a list of all persons who are required or within the past five years have been required, to make reports pursuant to this Policy shall be maintained in an easily accessible place;

(e)	a copy of any written report that describes any material issues arising under this Policy since the last report to the board of directors of an investment company, including, but not limited to, information about material violations of this Policy and sanctions imposed in response to the material violations, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(f)	a copy of any certificate stating that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Policy, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(g)	a record of any decision and the reasons supporting the decision, as appropriate, to approve the acquisition by Access Persons of securities offered in initial public offerings and limited offerings for not less than five years following the end of the fiscal year in which the approval is granted.

3. CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Policy shall be treated as confidential, except to the extent required by law.

4. INTERPRETATION OF PROVISIONS

The Board of Directors or comparable body/committee of the Company may from time to time adopt such interpretations of this Policy as it deems appropriate.

5. SHORT-TERM EMPLOYEES

Temporary person, consultants, and interns (collectively, “Short-Term Personnel”) hired for a period of more than three months shall be treated as an Access Person and must abide by the Policy except for the reporting requirements under Part II Section 2a. and Appendix D herein.

6. REVIEW PROCESS

Access Persons may request review by the Chief Compliance Officer of a decision or determination made by the Chief Compliance Officer or Board of Directors or comparable body/committee of the Company pursuant to this Policy. The Chief Compliance Officer or the Board of Directors or comparable body/committee of the Company may elect to consider or reject the request for review. Any review conducted including the results shall be maintained in the Access Person’s file.

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Appendix A

COMPLIANCE & LEGAL CONTACT INFORMATION

Brian Hourihan

Chief Compliance Officer and Regulatory Counsel

Brian.Hourihan@brookfield.com

212-549-8497

Brian Hurley

General Counsel

Brian.Hurley@brookfield.com

212-549-84

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Appendix B

ASSOCIATED COMPANIES AND ENTITIES (As of March 2024 over 5% ownership)

Below is a non-exhaustive list of Company Funds and the issuers of Brookfield Securities which will be updated from time to time and posted for review on an internal, Brookfield public web, SharePoint or comparable secure site or electronic location.

Brookfield Global Infrastructure Securities Income Fund	Canadian Closed End Fund
Partners Value Investments LP	Canadian Closed End Fund
Brookfield Real Assets Securities CIT	Collective Investment Trust
Brookfield Global Listed Real Estate UCITS Fund	Irish UCITS Fund
Brookfield Real Assets Securities UCITS Fund	Irish UCITS Fund
Brookfield Real Assets Securities UCITS Fund	Irish UCITS Fund
Brookfield Global Listed Core Infrastructure UCITS Fund	Irish UCITS Fund
BAYVK – REITS 1 (Germany)	Non-US Collective Investment Vehicles
Brookfield Global Real Asset Fund (Cayman)	Non-US Collective Investment Vehicles
KB Brookfield Global Sustainable Infrastructure Securities Fund	Non-US Collective Investment Vehicles
KB Real Asset Debt Fund (Korea)	Non-US Collective Investment Vehicles
KB Real Asset Income Fund (Korea)	Non-US Collective Investment Vehicles
Manulife Global Infrastructure Class (Canada)	Non-US Collective Investment Vehicles
Manulife Global Infrastructure Fund (Canada)	Non-US Collective Investment Vehicles
Nomura Multi Managers Fund V / World Infrastructure Equity (Brookfield) (Japan)	Non-US Collective Investment Vehicles
Renaissance Real Assets Private Pool (Canada)	Non-US Collective Investment Vehicles
Brookfield Real Assets Income Fund	US Closed-End Fund
Versus Capital Real Assets Fund LLC	US Interval Fund
Brookfield Global Listed Infrastructure Fund	US Open-End Fund
Brookfield Global Listed Real Estate Fund	US Open-End Fund
Brookfield Real Assets Securities Fund	US Open-End Fund
Center Coast Brookfield MLP Focus Fund	US Open-End Fund
Northern Trust Investments, Multi Manager Global Real Estate Fund	US Open-End Fund
UBS PACE Global Real Estate Securities	US Open-End Fund
Brookfield Global Listed Infrastructure Master Fund LP	Private Funds
Brookfield Global Listed Infrastructure Canadian Pooled Fund	Private Funds
Brookfield Real Assets Hybrid Onshore Fund L.P.	Brookfield Real Assets Hybrid Onshore Fund L.P.
Brookfield PSG ICAV – Brookfield Real Assets Hybrid QIAIF Fund	Brookfield PSG ICAV – Brookfield Real Assets Hybrid QIAIF Fund

BROOKFIELD PERSONAL TRADING POLICY 16

Brookfield Real Assets Hybrid Access Trust (Canada)	Private Funds
Brookfield Business Partners LP	Brookfield Perpetual Affiliates
Brookfield Infrastructure Partners LP	Brookfield Perpetual Affiliates
Brookfield Property Partners LP	Brookfield Perpetual Affiliates
Brookfield Renewable Partners LP	Brookfield Perpetual Affiliates
Brookfield Business Corporation	Brookfield Perpetual Affiliates
Brookfield Infrastructure Corporation	Brookfield Perpetual Affiliates
Brookfield Renewable Corporation	Brookfield Perpetual Affiliates
Brookfield Private Advisors LLC	Affiliated Broker
Sera Global +-Securities US LLC	Affiliated Broker
Sera Global Securities Canada LP	Affiliated Broker
Sera Global Securities UK LP	Affiliated Broker
Quasar Distributors, LLC/Foreside Fund Services, LLC	Affiliated Broker
Brookfield Investment Management (Canada) Inc.	Affiliated Broker
Brookfield BHS Advisors (UK) Ltd.	Affiliated Adviser
Crystal River Capital Inc.	Affiliated Adviser
Alstria Office REIT-AG	Affiliated Company

BROOKFIELD PERSONAL TRADING POLICY 17

Appendix C

INSIDER REPORTING GUIDELINES

Reporting Insiders

Under the insider reporting rules, reporting insiders of a reporting issuer (“Reporting Insiders”) must file insider reports upon becoming a Reporting Insider and upon any change in their holdings of securities of the reporting issuer. In general, these reporting requirements are intended to apply to persons who both (i) receive or have access, in the ordinary course, to material undisclosed information about the reporting issuer and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of the reporting issuer. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer, Managing Partners, Managing Directors and others with similar levels of authority. The Company’s internal legal counsel or the internal legal counsel for a publicly-traded controlled affiliate, as applicable, maintains a list of all individuals who are considered Reporting Insiders.

Insider Reporting

A person who becomes a Reporting Insider must file an insider report within 10 calendar days (or shorter period if prescribed by the regulations) of becoming a Reporting Insider. In addition, a Reporting Insider must also file an insider report when there is any change in their holdings of securities of the reporting issuer within five calendar days (or shorter period if prescribed by the regulations) of the change.

In the insider report, a Reporting Insider must report not only their direct holdings of securities of the reporting issuer, but any indirect beneficial ownership of securities, as well as securities of reporting issuer over which they exercise control or direction. Under the insider reporting rules, beneficial ownership passes on the day of the trade, not the day of settlement. An insider report must include not only all publicly-traded securities of the issuer held by the Reporting Insider, whether they be voting or non-voting, debt, equity and trust units, but also related financial instruments which include the grant, exercise or expiry of any options and deferred or restricted share units related to these securities.

Insider reports should be filed electronically through the System for Electronic Disclosure (SEDI). The consequences for failure to file in a timely manner or filing a report that contains information that is materially misleading may include late filing fees; the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulators; the issuance of a cease trade order that prohibits the Reporting Insider from trading in securities of the applicable reporting issuer or any reporting issuer until a specified period of time has elapsed or enforcement proceedings.

It is the personal responsibility of each Reporting Insider to ensure that the required insider reports are filed in a timely fashion. The Company’s internal legal counsel can assist you with the filing of these reports.

All Managing Partners, Managing Directors, and others with similar levels of authority of Brookfield are required to report to Brookfield’s internal legal counsel any trades of Brookfield Securities within two (2) business days so that appropriate insider reports can be filed.

BROOKFIELD PERSONAL TRADING POLICY 18

Appendix D

REPORTABLE ACCOUNTS

A “Reportable Account” is an account over which the Access Person has investment discretion, influence or control, and in which the Access Person may benefit from profits in the account, other than:

•	Any account in which transactions are effected only pursuant to an automatic investment plan;

•	Any account which holds only bank certificates of deposit, bankers’ acceptances, commercial paper, direct obligations of the Government of the United States, money market funds, and open end mutual funds (not managed by the Company or any affiliate of the Company).

•	Accounts managed by a professional third party financial advisor who has full discretion over investment decisions and for which you do not provide any trading instructions;

•	A blind trust in which you are a beneficiary but for which you do not receive any reporting and have no knowledge regarding the investments in the account;

Reportable Accounts, as defined above, may include:

•	Personal brokerage accounts (including, but not limited to: individual and joint accounts, 401(k)s, RSPs, IRAs, UGMAs, RESPs, TFSAs, LIRAs, Keogh Plans, trusts, family limited partnerships, guardianship or conservatorships accounts);

•	Accounts of Family Members living in the same dwelling as you;

•	Investment club accounts;

•	Accounts for business interests outside of the Company;

•	Accounts for which you are a trustee or for which you have discretionary authority; and

•	Employer sponsored retirement accounts if they are self-directed or if they hold securities other than open-end mutual funds (i.e., profit sharing and 401(k)s). This includes the Company’s 401(k) plan.

Reportable Accounts, as defined above, do not include:

•	Accounts in which you are permitted to hold only open-end mutual funds (i.e. accounts held directly with a mutual fund Company) (Mutual Fund Only Accounts); and

•	Insurance products only if the underlying investment options are solely mutual funds or exchange-traded funds.

•	Accounts in which you are only permitted to hold units and/or securities of a 529 Plan, the underlying investments of which are not managed and/or advised by BAM or any BAM Affiliate, including PSG.

Please contact a representative of the PSG Compliance Department with any question(s) related to the legal and/or reporting status of any account directly or indirectly related to you or a family member.

BROOKFIELD PERSONAL TRADING POLICY 19

Appendix E

WRAPPER TO THE PERSONAL TRADING POLICY

BROOKFIELD REAL ASSETS INCOME FUND INC. (“RA”)

CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND (“CEN”)

(collectively, “CEF”) and

BROOKFIELD INVESTMENT FUNDS

and its separate series:

Brookfield Global Listed Infrastructure Fund
Brookfield Global Listed Real Estate Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund
Brookfield Real Assets Debt Fund
Center Coast Brookfield Midstream Focus Fund
(collectively, “OEF”, and together with CEF, the “Funds”)

The Board of Directors/Trustees of each Fund hereby adopts the Personal Trading Policy (the “Policy”) of Brookfield
Public Securities Group LLC (the “Adviser”), in addition to the following changes (the “Wrapper”):

I.	Quarterly Reporting Requirements

(a)	Independent Directors/Trustees are to submit a Quarterly Transaction Report to the Funds’ CCO of any personal transaction in a security that, at the time of the personal transaction, such Independent Director/Trustee in his/her official capacity is aware that the Funds are to purchase or sell, or was aware that the Funds have purchased or sold, the same security within 15 days before and after such Independent Director/Trustee’s personal transaction (the “Covered Transactions”).

(b)	The Quarterly Transaction Report shall include any transaction effected by the Independent Directors/Trustees’ in their personal brokerage accounts and in brokerage accounts of their immediate family or household.

(c)	The Quarterly Transaction Report shall not include brokerage or other accounts where the Independent Directors/Trustees have no direct or indirect influence or control.

(d)	Should the Independent Directors/Trustees have no Covered Transactions to report, s/he shall report such on the Quarterly Transaction Report or other comparable means or medium (including email certification).

(e)	The form Quarterly Transaction Report is hereby attached as Exhibit A

BROOKFIELD PERSONAL TRADING POLICY 20

(f)	In addition to the Independent Directors/Trustees of the Funds, the Funds’ Chief Compliance Officer (“CCO”) may from time to time identify other persons who shall have the duty to report their personal transactions pursuant to the Wrapper (e.g. other Access Persons).

II.	Prohibition on Purchasing Brookfield Securities

To seek to ensure the independence of Independent Directors/Trustees under the Investment Company Act of 1940, Independent Directors/Trustees shall be prohibited from purchasing Brookfield Securities.

III.	Pre-Clearance Requirements

(a)	Independent Directors/Trustees must pre-clear with the Funds’ CCO any personal transaction in the Funds prior to acquiring or disposing of beneficial ownership in the Funds by submitting a preclearance request form attached hereto in Exhibit B;

(b)	Such purchase or sale has been approved by the CCO or his designee;

(c)	The approved transaction is completed on the same or next business day approval is received; and

(d)	The CCO or his designee has not rescinded such approval prior to execution of the transaction.

IV.	Administration of the Policy and Wrapper

(a)	The Funds shall use reasonable due diligence and shall institute procedures reasonably necessary to prevent violations of the Policy and the Wrapper.

(b)	At least annually, the Funds’ CCO shall furnish a report for the Boards of Directors/ Trustees’ consideration which:

○	Describes any issues arising under the Policy, under the Wrapper or under the procedures implemented hereunder, which may include material violations and the relevant sanctions imposed; and

○	Certifies to the Boards of Directors/Trustees that the Funds have adopted procedures reasonably necessary to prevent violations of the Policy and the Wrapper.

V.	Sanctions

Sanctions, if any, are to be imposed on an Independent Director/Trustee upon a resolution by a majority of the of such Fund’s Board of Directors/Trustees.

VI.	CEF Reporting - Form 3, 4 and 5

(a)	A director, trustee or officer (collectively “Insider”) of the closed-end funds (CEFs) managed by the Adviser that is registering a closed-end fund for the first time under Section 12 of the Securities Exchange Act of 1934 must file a Form 3 no later than the effective date of the registration statement. If the closed-end fund managed by the Adviser is already registered under Section 12, the Insider must file a Form 3 within ten days of becoming an Insider.

BROOKFIELD PERSONAL TRADING POLICY 21

(b)	If an Insider buys or sells shares of the closed-end funds managed by the Adviser, the change of ownership is reported on Form 4 and must be reported to the SEC within two business days.

(c)	If an Insider transaction was not reported on Form 4 or an Insider transaction was eligible for deferred reporting, a Form 5 shall be filed. If applicable, the Form 5 must be filed within 45 days after the end of the Fund’s fiscal year.

(d)	The Chief Compliance Officer or his designee shall complete the Form 3, 4 and 5 filings on behalf of the Insider via the SEC Edgar system unless otherwise instructed by the Insider.

BROOKFIELD PERSONAL TRADING POLICY 22

Exhibit A

QUARTERLY REPORT OF SECURITIES TRANSACTIONS IN BROOKFIELD FUNDS

For the quarter ended ______

☐	I have securities transactions in Brookfield Funds to report for the quarter and they are listed as follows (to report additional transactions, please attach additional pages, as needed). This report will not be construed as an admission that I have any direct or indirect beneficial ownership in the Covered Securities or in shares of the Fund to which this report relates.

DATE	SHARES/ AMOUNT	SECURITY*	INTEREST RATE/ MATURITY DATE (IF APPLICABLE)	PRICE	BUY	SELL	NAME OF BROKER OR BANK USED

*Please list the full name of the security as well as the ticker symbol or CUSIP number.

Notes

Directions:

1.	Include all transactions during the calendar quarter set forth above in “Covered Securities” and in shares of the Fund in which you (or a member of your immediate family/household) have “Beneficial Ownership.”[6]

2.	Report all transactions for all accounts except with respect to accounts over which you have no direct or indirect influence or control. You are also not required to report transactions effected pursuant to an “Automatic Investment Plan” as defined in the Code.

3.	A report on this form is required within 30 calendar days after the end of each quarter.

Signature:__________________________________

Name (Please Print):  _______________________________________

Date submitted:         _______________________________________

6 Beneficial Ownership shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) under the Securities Exchange Act of 1934

BROOKFIELD PERSONAL TRADING POLICY 23